IRREVOCABLE PROXY

The undersigned hereby irrevocably appoints Como Group LLC (the "Proxy") as his proxy to vote the Conversion Shares (described in the Conversion Agreement between the Company and Richard Strain) owned by Richard Strain (the "Conversion Shares") on any and all matters that are brought before the shareholders of Nathaniel Energy Corporation, a Delaware corporation (the "Company"). Such appointment shall survive the death or legal incompetence of the undersigned, shall be binding upon his executors, heirs, legal representatives, transferees of the Conversion Shares, successors and assigns, and shall inure to the benefit of the Proxy and his legal representatives, successors and assigns.

                    This proxy is coupled with an interest and is irrevocable.

                    This proxy shall remain in effect as long as the undersigned owns Conversion Shares of the Company.

                    This proxy shall be construed in accordance with, and governed by, the laws of the State of Delaware, excluding choice of law rules thereof.


                                                   /s/ Richard Strain
                                                   -----------------------------
                                                   Richard Strain


November ____, 2003